Exhibit 5.1

Alan A. Blakeboro

Robert B. Forouzandeh

Gary j. hill

Diana Jessup Lee

Bruce W. McRoy

Peter A. Muzinich

Michael E. Pfau

Daniel A. Reicker

Andrew D. Simons

Timothy J. Trager

Fernando Velez, Jr.

__________

Stephen E. White

1421 State Street, Suite B Santa Barbara, CA 93101 Telephone (805) 966-2440 Fax (805) 966-3320 May 8, 2015	Mailing Address Post Office Box 1470 Santa Barbara, CA 93102-1470 _______ www.reickerpfau.com _______ Kurt H. Pyle, Retired

EnerJex Resources, Inc.
4040 Broadway, Suite 508
San Antonio, Texas 78209

Ladies and Gentlemen:

We have acted as counsel for EnerJex Resources, Inc., a Nevada corporation (the “Company”), in connection with the underwritten public offering of up to 183,433 of the Company’s 10% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Shares”), pursuant to the registration statement on Form S-3 (Registration No. 333-199030) (such registration statement, as it may be amended from time to time, is herein referred to as the “Registration Statement”) and the related base prospectus which forms a part of and is included in the Registration Statement and the related prospectus supplement dated May 7, 2015 (the “Prospectus Supplement”, together with the base prospectus, the “Prospectus”). Northland Securities, Inc. and Euro Pacific Capital, Inc. (the “Underwriters”) will be acting as underwriter for the offering pursuant to a certain Underwriting Agreement (the “Underwriting Agreement”) dated May 8, 2015, by and between the Company and the Underwriter.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s articles of incorporation, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares sold or to be sold by the Company to the Underwriters as described in the Registration Statement and the Prospectus Supplement have been duly authorized and have been, or upon delivery of such Shares and payment therefor in accordance with the Underwriting Agreement will be, validly issued, fully paid and non-assessable.

EnerJex Resources, Inc.	-2-	May 8, 2015

We hereby consent to the filing of this opinion as an exhibit to the Company’s current report on Form 8-K dated May 8, 2015, which is incorporated by reference into the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus.

Sincerely yours,

/s/ REICKER, PFAU, PYLE & MCROY LLP

REICKER, PFAU, PYLE & MCROY LLP